Exhibit 99.2

SMTC Q1 17 Earnings Call

Blair

•	Thank you Chanel

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission. I will now pass the call over to Eddie Smith.

Eddie

•	Thanks Blair. Welcome and good morning Ladies and Gentlemen. I am Eddie Smith, SMTC’s newly appointed President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer.

•	As many of you may have seen in yesterday’s press release, we had a challenging quarter. Based on our revenue levels our costs are no longer aligned. As such, we have developed a detailed strategic plan and initiated a Global Restructuring Plan to better align our cost structure with our current operating levels. Not only is this a cost reduction effort, but this is a reorganization of the structure of the Company and the way we intend to operate in the future.

•	The Company is reorganizing its internal corporate level operations under three areas: (i) Operations (ii) Sales and (iii) Finance & Administration. The Company will assign responsibilities of these functions such as quoting and supply chain management to our manufacturing facilities, and further develop a direct line of communication for our customers to our factory leaders. We believe that this new structure will better serve our customers ever changing needs and allow us to be more flexible and responsive to those needs. These functions will ultimately fall under Operations and the responsibility of the newly established Chief Operating Officer position.

•	I’d like to take this opportunity to welcome Rich Fitzgerald to SMTC as the Company’s new Chief Operating Officer. This is a new position created as part of the Global Restructuring Plan. Rich will be responsible for the three manufacturing facilities in Chihuahua Mexico, Dongguan China and Fremont California in addition to the Engineering and Supply Chain groups. I have worked closely with Rich in the past, and know him to be a proven and successful business leader. With this addition, we will focus on driving improved quality at our factories and continue to focus on achieving manufacturing efficiencies and supply chain cost reductions.

•	In addition, we have evaluated our strategy in Asia in relation to the current two facilities we operate in Dongguan and Suzhou, China. In order to reduce cost, improve efficiencies and better align with target markets we are consolidating operations in Asia resulting in the closure of the Suzhou Facility. As a result of this decision to close the Suzhou Facility, we will be transferring customers in order to service them with existing capacity in our other manufacturing facilities. The wind down and closure of the Suzhou facility is expected to be substantially complete by the end of the second quarter.

•	The Company is committed to successfully executing this strategic plan, but just as important is the requirement to grow revenue. I will immediately be responsible for the sales organization, which will be my primary focus. In addition to targeting new customers, we believe there are many opportunities to expand sales with our current customer base which can accelerate the timeline to revenue growth. We are also engaging with several Manufacturing Representative firms in different regions, which represents a new sales channel to accelerate growth with limited up front fixed costs. Our goal is to have high quality manufacturing representatives signed in the near term. As a former board member of the ECIA, I have strong relationships with numerous manufacturing representatives and I am confident we will achieve this goal.

•	I will now hand over to Roger to review financial details

Roger

•	Thanks Eddie

•	Revenue for the first quarter was $33.2 million, with adjusted EBITDA of ($0.3) million and a net loss of $0.4 million compared to revenue in the first quarter of 2016 of $41.9 million, with adjusted EBITDA of $1.4 million and a net income of $1.0 million.

•	Gross profit for the first quarter was $3.6 million or 10.7% compared to $4.9 million or 11.6% in the first quarter of 2016. Adjusted gross profit, which excludes the effects of the unrealized portion of foreign exchange gains or losses on unsettled derivative financial instruments, was $2.3 million or 6.9% compared to $3.8 million or 9.1% in the first quarter of the prior year.

•	Debt net of cash was $11.2 million, an increase from $4.9M from the year ended 2016.

•	Typically we experience some seasonality in Q1 which was especially pronounced in the first quarter of 2017. Some customers delayed accepting product and as a result the timing of shipments negatively impacted revenue and our cash flow; increasing working capital levels at the end of the quarter which resulted in a higher debt, net of cash. Moreover, we were not able to adjust our cost structure within the quarter resulting in reduced margins and lower EBITDA than expected.

•	The Global Restructuring Plan discussed by Ed is expected to generate expense reductions for the remainder of 2017 of approximately $3 million and annualized expense reductions thereafter of approximately $5 million. The Global Restructuring Plan impacts our manufacturing facilities and our corporate level operations resulting in headcount reductions of approximately 210 employees. This plan includes the closure and wind down of our Suzhou Facility in China which is expected to be substantially completed by the end of the second quarter in 2017. We expect total restructuring charges to be approximately $1.7 million of which $1.6 million is cash payments for severance and $0.1 million in equipment transfer and disposal costs. These charges will be recorded in the second quarter of 2017.

•	We have confidence that our plan will set the Company in the right direction and appreciate the support from our bank PNC with the execution of the Twelfth Amendment to our Revolving Credit and Security Agreement.

I will hand the call back to Eddie to provide some closing remarks.

Eddie

•	Thanks Roger

•	The Company is starting a new phase in its history, and I truly believe we are on a new path which better aligns our structure with the size of our Company and positions us for top line growth and will more effectively utilize our resources to serve our customers.

•	I have enthusiastically accepted the appointment as President and CEO and I intend to purchase SMTC stock during the open window for insiders, which will commence early next week. I believe we have put a strategic plan in place that will increase shareholder value.

•	Finally, I will ask that our employees, customer and other stakeholders continue to put their trust in SMTC. This is a transition period for us, but I truly believe we are taking the necessary steps to become a leaner, more efficient and flexible company that will ultimately better serve and respond to our changing customer base. We will now open the lines for questions. Thank you.

[PAUSE FOR QUESTIONS]

Closing:

•	Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place in August 2017. We will look forward to speaking to you then. Thanks again for your time, effort and support.